EXHIBIT 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of January 8, 2008, between BLUELINX CORPORATION, a Georgia Corporation (the “Company”) and STEPHEN E. MACADAM (“Executive”).
     WHEREAS, Executive and Company entered into an Employment Agreement (the “Agreement”) dated October 20, 2005; and
     WHEREAS, the Executive desires to postpone his contractual right under Section 4(b) of the Agreement to an increase in his Base Salary of $50,000 in 2008 in recognition of the Company’s decision to not provide salary increases to its officers in 2008 as part of its cost cutting initiatives in response to the severe housing market in which it currently operates; and
     WHEREAS, the Executive’s Employment Period under the Agreement expires on December 31, 2008 as provided under Section 5 (a) of the Agreement, subject to a one-year extension; and
     WHEREAS, the Company is in agreement with postponing Executive’s contractual right to a salary increase in 2008 until 2009 and to extending Executive’s Employment Period for an additional year;
     NOW THEREFORE, the Executive and Company agree to extend the Employment Period under the Agreement for an additional year until December 31, 2009 and further agree that Executive’s Base Salary shall remain $750,000 for 2008 and shall be increased to $800,000 per year in 2009 rather than in 2008.
     The parties are signing this First Amendment to the Agreement as of the date stated in the introductory clause.

EXECUTIVE	BLUELINX CORPORATION

/s/ Stephen E. Macadam	/s/ Barbara Tinsley

Stephen E. Macadam	Barbara Tinsley Senior Vice President, General Counsel, & Secretary